Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-102288 and 333-92491) pertaining to the Stock Option plans of Ellomay Capital Ltd. and on Form F-3 (File No. 333-144171) of Ellomay Capital Ltd. and in the related Prospectuses of our report dated April 14, 2011, with respect to the consolidated financial statements of Ellomay Capital Ltd. and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2012.

Tel Aviv, Israel March 25, 2013	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global